Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of First Albany Companies Inc. of our report dated March 1, 2004 relating to the financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in First Albany Companies Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 1, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

May 3, 2004
Albany, New York